Exhibit 10.17

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), effective as of October 1, 2013, is made by and between Installed Building Products, LLC, a Delaware limited liability company (the “Company”), and Jay P. Elliott (“Employee”).

Background

On March 7, 2002, the parties entered into an Employment Agreement (as amended, the “Employment Agreement”) providing for Employee’s employment by the Company as its Regional Operations & Business Integration Manager. The parties now desire to terminate the Employment Agreement.

Agreement

In consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1. Termination of Employment Agreement. As of the date hereof, the Company and Employee hereby terminate the Employment Agreement and agree that neither party has any further rights or obligations thereunder. For the avoidance of doubt, Employee shall continue his employment with the Company on an at-will basis after the date hereof on the same terms and conditions as his present employment.

2. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles.

3. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, and discussions between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

INSTALLED BUILDING PRODUCTS, LLC

/s/ Michael T. Miller
By:	Michael T. Miller, Executive Vice President

EMPLOYEE

/s/ Jay P. Elliott
Jay P. Elliott